AMENDMENT TO THE
                         PRINCIPAL INVESTORS FUND, INC.
                             SUB-ADVISORY AGREEMENT

Agreement executed as of the 12th day of December, 2000, to amend the Sub-Advisory Agreement executed as of October 20, 2000 (and including any subsequent amendments thereafter) by and between Principal Management Corporation (hereinafter called the "Manager") and Principal Capital Real Estate Investors, LLC (hereinafter called "PCREI").

WHEREAS, in the Sub-Advisory Agreement, Manager retained PCREI to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services which the Manager has agreed to provide to the Principal Investors Fund, Inc. (hereinafter called the "Fund"); and

WHEREAS, the Manager and PCREI now wish to amend the Sub-Advisory Agreement;

NOW, THEREFORE, in consideration of the terms and conditions set forth hereinafter, the parties agree that effective January 1, 2001 Schedule A will read as follows:


                                   SCHEDULE A

                Real Estate                                0.52%



                                  Principal Management Corporation

                                        /s/ A. S. Filean
                                  by:____________________________


                                  Principal Capital Real Estate Investors, LLC

                                         /s/ Richard W. Hibbs
                                  by:____________________________